Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Announces Fourth Quarter and Year-End 2013 Financial Results

Keryx to Host Investor Conference Call on Thursday, March 13, 2014 at 8:30am ET

NEW YORK, March 12, 2014 /PRNewswire-FirstCall/ — Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of pharmaceutical products for the treatment of renal disease (the “Company”), today announced its financial results for the fourth quarter and year ended December 31, 2013.

At December 31, 2013, the Company had cash and cash equivalents of $55.7 million, as compared to $14.7 million at December 31, 2012. In January 2013, the Company completed an underwritten public offering of common stock, which provided proceeds to the Company of approximately $74.8 million, net of underwriting discounts and offering expenses of approximately $5.6 million. Subsequent to December 31, 2013, the Company completed another underwritten public offering of common stock, which provided proceeds to the Company of approximately $107.6 million, net of underwriting discounts and offering expenses of approximately $7.5 million, and also received a $10.0 million milestone payment from Japan Tobacco Inc. (“JT”) and Torii Pharmaceutical Co., Ltd. (“Torii”) related to the manufacturing and marketing approval of ferric citrate in Japan in January 2014 from the Japanese Ministry of Health, Labour and Welfare.

The net loss for the fourth quarter ended December 31, 2013 was $17.7 million, or $0.21 per share, compared to a net loss of $6.6 million, or $0.09 per share, for the comparable quarter in 2012, representing an increase in net loss of $11.1 million. For the fourth quarter ended December 31, 2013, other research and development expenses increased by $4.1 million, as compared to the fourth quarter of 2012, primarily related to the Company’s Zerenex program, including costs associated with the preparation of our Marketing Authorization Application (“MAA”) submission for ZerenexTM, and manufacturing of pre-launch inventory and capacity expansion. Other general and administrative expenses during the fourth quarter of 2013 increased by $3.5 million, as compared to the fourth quarter of 2012, primarily related to pre-commercial activities related to Zerenex. The three months ended December 31, 2013, included $4.0 million of non-cash compensation expense related to equity incentive grants.

The net loss for the year ended December 31, 2013, was $46.7 million, or $0.58 per share, compared to a net loss of $22.7 million, or $0.32 per share, for the year ended December 31, 2012, representing an increase in net loss of $24.0 million. In January 2013, the Company recorded license revenue of $7.0 million for a milestone payment received from its Japanese partner for Zerenex, JT and Torii, related to JT’s January 2013 filing of a New Drug Application (“NDA”) in Japan. For the year ended December 31, 2013, other research and development expenses increased by $13.0 million, as compared to the year ended December 31, 2012, primarily related to costs associated with the filing of our U.S. NDA, preparation of our MAA, and manufacturing of pre-launch inventory. Other general and administrative expenses for the year ended December 31, 2013, increased by $10.2 million, as compared to the year ended December 31, 2012, primarily related to pre-commercial activities related to Zerenex. The net loss for the year ended December 31, 2012 included a non-cash extraordinary gain of $2.6 million related to a write-off of a contingent equity rights liability following the termination of the license agreement for KRX-0401, and a $1.5 million arbitration award, which was included in interest and other income, net, resulting from a FINRA arbitration against a broker-dealer registered with the Securities and Exchange Commission. The year ended December 31, 2013, included $6.0 million of non-cash compensation expense related to equity incentive grants.

Ron Bentsur, the Company’s Chief Executive Officer, commented, “The end of last year and the early part of this year have been very eventful for the Company. We filed our NDA for Zerenex in August and were assigned a target PDUFA date of June 7, 2014. Earlier this month, we marked another important regulatory milestone with the submission of our Zerenex MAA to the European Medicines Agency, and we have recently attracted several key hires, each with a proven track record for the successful launch and commercialization of renal products.” Mr. Bentsur added, “Following our recent capital raise, and the receipt of the additional milestone payment from JT and Torii, we believe that our financial position is strengthened and we are now well-positioned to continue building our renal commercial organization in preparation for a potential Zerenex launch.”

The Company will host an investor conference call tomorrow, Thursday, March 13, 2014, at 8:30am ET, to discuss the Company’s fourth quarter and year-end 2013 financial results and provide a business outlook for 2014.

In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of pharmaceutical products for the treatment of renal disease. Keryx is developing ZerenexTM (ferric citrate coordination complex), an oral, ferric iron-based compound. Zerenex has completed a U.S.-based Phase 3 clinical program for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with chronic kidney disease on dialysis, conducted pursuant to a Special Protocol Assessment agreement with the FDA. Keryx’s New Drug Application, submitted to the FDA in 2013, is currently under review and has an assigned Prescription Drug User Fee Act (PDUFA) goal date of June 7, 2014. Keryx has recently submitted a Marketing Authorization Application filing to the European Medicines Agency. Zerenex has also completed a Phase 2 study in the U.S. for the management of elevated serum phosphorus levels and iron deficiency anemia in patients with Stage 3 to 5 non-dialysis dependent chronic kidney disease. In addition, Keryx’s Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd., received marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with chronic kidney disease on January 17, 2014. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those relating to the results of clinical trials, the clinical benefits to be derived from Zerenex, regulatory submissions and approvals, the commercial opportunity and competitive positioning, and any business prospects for Zerenex, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: the risk that the MAA will not be accepted for review by the EMA due to deficiencies in the application or for other reasons; acceptance of the NDA filing represents only a preliminary evaluation of the application and is not indicative of deficiencies that may be identified during the FDA’s review; a PDUFA goal date is subject to change and does not guarantee that the review of the NDA will be completed on a timely basis; the risk that the FDA, and/or EMA ultimately deny approval of the U.S. NDA, and/or MAA, respectively; the risk that SPAs are not a guarantee that the FDA will ultimately approve a product candidate following filing acceptance; whether the FDA and EMA will concur with our interpretation of our Phase 3 study results, supportive data, or the conduct of the studies; whether Riona® will be successfully launched and marketed by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd.; whether, Zerenex, if approved by the FDA and/or EMA, will be successfully launched and marketed; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:

Lauren Fischer

Director — Investor Relations

Keryx Biopharmaceuticals, Inc.

Tel: 212.531.5965

E-mail: lfischer@keryx.com

Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Financial Data

(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012*	2013	2012*
	(unaudited)		(unaudited)
REVENUE:
License revenue	$—	$—	$7,000	$—

OPERATING EXPENSES:
Research and development:
Non-cash compensation	1,594	150	2,347	662
Other research and development	8,863	4,753	32,387	19,369

Total research and development	10,457	4,903	34,734	20,031

General and administrative:
Non-cash compensation	2,399	388	3,606	1,505
Other general and administrative	4,883	1,387	15,743	5,543

Total general and administrative	7,282	1,775	19,349	7,048

TOTAL OPERATING EXPENSES	17,739	6,678	54,083	27,079

OPERATING LOSS	(17,739)	(6,678)	(47,083)	(27,079)

OTHER INCOME:
Interest and other income, net	71	50	351	1,719

LOSS BEFORE EXTRAORDINARY GAIN	(17,668)	(6,628)	(46,732)	(25,360)

Extraordinary gain	—	—	—	2,639

NET LOSS	$(17,668)	$(6,628)	$(46,732)	$(22,721)

NET LOSS PER COMMON SHARE
Before extraordinary gain	$(0.21)	$(0.09)	$(0.58)	$(0.36)
Extraordinary gain	—	—	—	0.04

Basic and diluted net loss per common share	$(0.21)	$(0.09)	$(0.58)	$(0.32)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and Diluted	82,427,302	71,925,040	81,009,561	71,633,464

Balance Sheet Information:

	December 31, 2013	December 31, 2012*
	(Unaudited)

Cash and cash equivalents	$55,696	$14,677
Total assets	60,766	18,569
Accumulated deficit	(439,340)	(392,608)
Stockholders’ equity	45,400	10,494

*	Condensed from audited financial statements